EXHIBIT 20.1

                              SA TELECOMMUNICATIONS, INC.
                              Contact:  Howard F. Curd
                              Chairman of the Board of Directors
                              (972) 690-5888

                                            FOR IMMEDIATE RELEASE
                                            ---------------------


                 SA TELECOMMUNICATIONS ANNOUNCES
                  NASDAQ COMMON STOCK DELISTING

        STOCK ELIGIBLE TO TRADE ON THE OTC-BULLETIN BOARD

     Dallas, Texas, November 11, 1997 -- SA Telecommunications, Inc. (Nasdaq-STEL), a full-service regional interexhange carrier, announced today that its Common Stock was delisted from The Nasdaq Stock Market, Inc.'s SmallCap Market effective on the close of business on November 11, 1997. The Company anticipates that transactions in the Company's Common Stock will be reported on the OTC-Bulletin Board service for use by NASD members to reflect quotations in non-Nasdaq securities. Quotations in the Common Stock could thereafter be reported on such electronic bulletin board or in what is commonly referred to as the "pink sheets" published by the National Quotations Bureau established for securities that do not meet the Nasdaq listing requirements.

     A Nasdaq hearing review committee determined that the Company should not be given additional time to correct its failure to maintain capital and surplus of at least $1,000,000 and to maintain a minimum bid price greater than or equal to $1.00, or as an alternative, to maintain capital and surplus of $2,000,000 and a market value of the public float of $1,000,000.

     SA Telecommunications, Inc. provides a wide range of telecommunications services including: 1+, 800/888, dedicated services, travel and debit cards and conference calling. The Company provides the majority of its services over its switching and transmission facilities on the regional network in the contiguous regions of the west, southwest and south central states. For further information, please visit SA Telecommunications' Internet home page at http://www.satele.com.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AND AS SUCH INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SOME OF THE FACTORS THAT MAY CAUSE SUCH MATERIAL DIFFERENCES ARE SET FORTH AS RISK FACTORS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS AND REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.